nXp Technologies Normal nXp Technologies 2 0 2003-09-15T20:11:00Z 2003-09-15T20:11:00Z 3 1033 5891 nXp Technologies 49 11 7234 9.3821

Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made effective as of October 1, 2003 between A Time To Grow, Inc., (ôATOGö), and Jonathan C. Gilchrist, (ôAdministratorö), 1240 Blalock Road, Ste. 150, Houston, Texas 77055.

WHEREAS, the Board of Directors of ATOG has determined to pursue investment in portfolio companies as a Business Development Company, and

WHEREAS, ATOG desires to procure the services of Jonathan C. Gilchrist to manage the relationship of the Company with its portfolio companies and to assist those portfolio companies on behalf of the Company, and

WHEREAS, Administrator is willing to be employed by the Company,

THEREFORE, the Parties agree as follows:

1.

EMPLOYMENT.  ATOG shall employ Administrator as Administrator of the CompanyÆs interests in its portfolio companies.  The Administrator shall provide to ATOG the following services:  He shall serve as the President of the Corporation, and provide management, supervision and operational oversight not provided to the Company under the Investment Advisory Agreement with Goldbridge Capital, LLC.  The services of the Administrator are intended to be in addition to and an adjunct to the services provide to the Company by the Investment Advisor.  Administrator accepts and agrees to such employment, and agrees to be subject to the general supervision, advice and direction of ATOG and ATOG's Board of Directors.

2.

EFFORTS OF EMPLOYEE.  Administrator agrees to perform in a professional and businesslike manner the duties delineated in this Agreement to the best of Administrator's ability, experience, and talents.  Such duties shall be provided at such place(s) as the needs, business, or opportunities of ATOG may require from time to time.

3.

COMPENSATION OF EMPLOYEE.  As compensation for the services provided by Administrator under this Agreement, ATOG will pay Administrator a monthly base salary of $8,000 payable in accordance with ATOG's usual payroll procedures.  Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Administrator shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Administrator has not yet been paid, and for any commission earned in accordance with ATOG's customary procedures, if applicable.  Accrued vacation will be paid in accordance with state law and ATOG's customary procedures.  This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

4.

EXPENSE REIMBURSEMENT.  ATOG will reimburse Administrator for "out-of-pocket" expenses incurred on behalf of the Company and in the course of the AdministratorÆs completion of the duties called for under this Agreement in accordance with the expense reimbursement policies of ATOG in effect at the time the expense is incurred.

5.

BENEFITS.  Administrator shall be entitled to employment benefits, including insurance, holidays, employee stock option plans, personal leave, vacation, and disability insurance as provided by ATOG's policies in effect from time to time for management employees.

6.

TERM/TERMINATION.  Administrator shall commit to be available to the Company for an initial term of fifteen years under this Agreement.  This Agreement may be terminated by the ATOG Board of Directors or vote of the Shareholders of ATOG upon 30 days written notice.  Should ATOG terminate this Agreement under the terms of this Clause, Administrator shall be entitled to the full base compensation due for the term of this Employment Agreement as a severance package for the early termination of the Agreement.

7.

INSURANCE.  ATOG shall have the right, at its election to procure a Key Man life insurance and/or disability policy on the Administrator naming ATOG as the beneficiary of such policy.  The Administrator Agrees under the terms of this Agreement to sign all papers necessary to authorize the issuance of any such policy purchased by the Company.

8.

CONFIDENTIALITY/NONCOMPETE.  Administrator will not at any time during the term of this Agreement, either directly or indirectly, use for his personal benefit or divulge, disclose, or communicate in any manner to a competitor any information that is proprietary to ATOG.  Administrator will protect such information and treat it as strictly confidential.  This clause shall not limit the AdministratorÆs ability to engage in other activities outside of the scope of his duties to ATOG.

9.

COMPLIANCE WITH EMPLOYER'S RULES.  Administrator agrees to comply with all of the rules and regulations of ATOG.

10.

RETURN OF PROPERTY.  Upon termination of this Agreement, Administrator shall deliver to ATOG all property, which is ATOG's property or related to ATOG's business (including keys, records, notes, data, memoranda, models, and equipment) that is in Administrator's possession or under Administrator's control.  Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Administrator.

11.

NOTICES.  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer:

ATOG, Inc.

1240 Blalock Road, Ste. 150

Houston, Texas 77055

Employee:

Jonathan Gilchrist

6524 San Felipe, #252

Houston, Texas 77057

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

12.

ENTIRE AGREEMENT.  This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written.  This Agreement supersedes any prior written or oral agreements between the parties.

13.

AMENDMENT.  This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

14.

SEVERABILITY.  If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

15.

WAIVER OF CONTRACTUAL RIGHT.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

16.

APPLICABLE LAW.  This Agreement shall be governed by the laws of the State of Texas.

EMPLOYER:

A Time to Grow, Inc.

By:

__//s// William Carmichael____

Date:  September 1, 2002

William Carmichael, Secretary

AGREED TO AND ACCEPTED.

EMPLOYEE:

___//s// Jonathan C. Gilchrist___

Date: September 1, 2003

Jonathan C. Gilchrist

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